UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 17, 2007

Date of report (Date of earliest event reported)

CBRE REALTY FINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33050	30-0314655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Asylum Street, 37th Floor Hartford, Connecticut	06103
(Address of Principal Executive Offices)	(Zip Code)

(860) 275-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2007, CBRE Realty Finance, Inc. (the “Company”) announced that it has appointed Kenneth J. Witkin, age 57, as President and Chief Executive Officer, effective as of September 4, 2007. Mr. Witkins will replace Ray Wirta, who has served as the Company’s Interim President and Chief Executive Officer since April 25, 2007. In addition to his role as President and Chief Executive Officer, Mr. Witkin will also serve on the Company’s Board of Directors.

Mr. Witkin most recently served as an Executive Vice President, Senior Division Executive in the commercial real estate banking group of Bank of America. Prior to the acquisition by Bank of America, Mr. Witkin spent 15 years at FleetBoston Corporation (“FleetBoston”) in numerous executive roles. Before joining FleetBoston, he spent seven years as Chief Operating Officer of a private real estate development company. Mr. Witkin is currently a trustee of the Boston’s Children’s Museum and a board member of the Big Apple Circus.

In connection with his appointment as President and Chief Executive Officer, the Company will grant Mr. Witkin, on September 4, 2007, 75,000 shares of restricted stock, which vest ratably over a three year period commencing one year from the date of grant and options to purchase 24,000 shares of the Company’s common stock, which become exercisable ratably over a three year period commencing one year from the date of grant at a price equal to the closing price of the Company’s common stock on September 4, 2007. The term of the options will be five years from September 4, 2007.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2007

CBRE REALTY FINANCE, INC.

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	Chief Financial Officer